Exhibit 99.1

Allakos Announces Presentation from its Eosinophilic Gastrointestinal Diseases Program at the American College of Gastroenterology (ACG) 2020 Annual Scientific Meeting

REDWOOD CITY, Calif., November 2, 2020 – Allakos Inc. (NASDAQ: ALLK), a biotechnology company developing lirentelimab (AK002) for the treatment of eosinophil and mast cell-related diseases, announced a poster presentation at last week’s American College of Gastroenterology 2020 Virtual Annual Scientific Meeting.

The presentation details were as follows:

Title:

High Discovery Rate of Previously Undiagnosed Patients with Eosinophilic Gastritis and Duodenitis Using a Systematic Endoscopic Biopsy Protocol: Screening Data Analysis From ENIGMA, a Randomized Controlled Trial

Presenter:	Kathryn A. Peterson, MD, University of Utah School of Medicine

The ePoster (P2797) is available on the ePoster Hall website. In addition, the poster abstract (S1330) appears in the supplement to the October 2020 issue of the American Journal of Gastroenterology.

About Eosinophilic Gastritis, Eosinophilic Duodenitis, and Eosinophilic Esophagitis

Eosinophilic gastritis, eosinophilic duodenitis (previously referred to as eosinophilic gastroenteritis), and eosinophilic esophagitis are chronic, often severe, inflammatory diseases characterized by the presence of high levels of eosinophils in the stomach, duodenum, or esophagus, respectively. Common symptoms of the diseases include abdominal pain, nausea, diarrhea, bloating, cramping, early satiety, loss of appetite, vomiting, dysphagia, and weight loss. The current estimated prevalence of eosinophilic gastritis and eosinophilic duodenitis in the United States is approximately 50,000 people. The estimated prevalence of eosinophilic esophagitis in the United States is approximately 150,000 people. The Company believes that these diseases may be significantly under-diagnosed, or misdiagnosed, as other gastrointestinal diseases. There are no treatments approved specifically for these diseases. Treatment with systemic steroids can provide symptomatic improvement, but long-term treatment with steroids is generally not possible due to the numerous side effects. Allakos has received orphan drug designation for lirentelimab in eosinophilic gastritis, eosinophilic gastroenteritis, and eosinophilic esophagitis.

About Allakos

Allakos is a clinical stage biotechnology company developing antibodies that target immunomodulatory receptors present on immune effector cells involved in allergic, inflammatory, and proliferative diseases. The Company’s lead antibody, lirentelimab (AK002), is being evaluated in a Phase 3 study in eosinophilic gastritis (EG) and/or eosinophilic duodenitis (EoD) and a Phase 2/3 study in eosinophilic esophagitis (EoE). Lirentelimab targets Siglec-8, an inhibitory receptor selectively expressed on human mast cells and eosinophils. Inappropriately activated eosinophils and mast cells have been identified as key drivers in a number of severe diseases affecting the gastrointestinal tract, eyes, skin, lungs and other organs. Lirentelimab has been tested in multiple clinical studies. In these studies, lirentelimab eliminated blood and tissue eosinophils, inhibited mast cells and improved disease symptoms in patients with EG and/or EoD, EoE, mast cell gastrointestinal disease, severe allergic conjunctivitis, chronic urticaria and indolent systemic mastocytosis. For more information, please visit the Company's website at www.allakos.com.

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Source: Allakos Inc.

Investor Contact:	Media Contact:
Adam Tomasi, President and COO	Denise Powell
ir@allakos.com	denise@redhousecomms.com